Exhibit 10.1

ARS PHARMACEUTICALS, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

for

DONN CASALE

This Executive Employment Agreement (this “Agreement”) is made and entered into effective as of May 12, 2026 (the “Effective Date”), by and between Donn Casale (“Executive”) and ARS Pharmaceuticals, Inc. (the “Company”).

1. Employment by the Company.

1.1 Position. Executive’s employment with the Company shall begin on June 1, 2026 or such date as otherwise agreed to by Executive and the Company (the actual date Executive’s employment begins, the “Start Date”). Executive shall serve as the Company’s President, reporting to the Company’s Chief Executive Officer. During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and full-time attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities all in conformity with the Company’s policies applicable to senior executives and general employment policies.

1.2 Duties and Location. Executive shall perform such duties as are customarily associated with the position of President and such other duties as are assigned to Executive by the Company’s Chief Executive Officer. Executive will primarily work from Executive’s home offices in San Jose, California; provided that Executive shall be expected to engage in business travel as reasonably required by the Company for business purposes.

1.3 Policies and Procedures. The employment relationship between the parties shall be governed by the general employment policies and practices of the Company and applicable law, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2. Compensation.

2.1 Base Salary. Executive shall receive a base salary at the annual rate of $575,000, less standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule.

2.2 Annual Bonus. During Executive’s employment, Executive will be eligible for an annual discretionary bonus with a target of 45% of Executive’s annual base salary, subject to applicable payroll deductions and withholdings, and prorated for the number of days Executive remains continuously employed in a calendar year (the “Annual Bonus”). Whether Executive receives an Annual Bonus for any given year, and the amount of any such Annual Bonus, will be determined by the Company’s Board of Directors (the “Board”) or the Compensation Committee thereof in its discretion based upon the achievement of Company corporate and/or individual objectives and milestones that are determined in the sole discretion of the Board. Executive must continue to be employed through the date the Annual Bonus is paid in order to earn such bonus.

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2.3 Equity Grant. Subject to approval by the Board or the Compensation Committee thereof and as a material inducement to Executive entering into employment with the Company, Executive will be awarded an option to purchase a number of shares of the Company’s common stock (“Shares”) with an approximate value of $6,000,000 (six million dollars) (the “Option”) determined in accordance with the Company’s equity grant policies in effect from time to time. The Option will be subject to the terms and conditions of the Company’s 2020 Equity Incentive Plan (the “Plan”) or another equity compensation plan maintained by the Company and a stock option agreement thereunder. The Option will vest over four years, with 25% of the Shares subject to the Option vesting on the first anniversary of the vesting commencement date of the Option and the remaining 75% of the Shares subject to the Option vesting in equal installments each month thereafter on the same day of the month as the vesting commencement date (and if there is no same day, the last day of the month), subject to Executive’s continued employment with the Company through each applicable vesting date. The exercise price per Share subject to the Option will be equal to the fair market value of a share of Common Stock on the date of grant as determined by the Board or Compensation Committee thereof.

3. Standard Company Benefits. Executive shall, in accordance with Company policy and the terms and conditions of the applicable Company benefit plan documents, be eligible to participate in the benefit and fringe benefit programs provided by the Company to its executive officers and other employees from time to time. Any such benefits shall be subject to the terms and conditions of the governing benefit plans and policies and may be changed by the Company in its discretion.

4. Expenses. The Company shall pay or reimburse Executive, on a monthly basis, for reasonable travel, entertainment, promotional, professional and other expenses incurred by Executive in the performance of Executive’s business-related obligations under this Agreement (collectively “Expenses”). To be eligible for reimbursement of any Expenses under this Agreement, Executive must submit timely detailed expense reports, receipts or other satisfactory evidence of payment for appropriate review within 30 days of incurring such expense. The Company shall reimburse Executive promptly, but in no event later than 30 days after Executive submits an expense report in accordance with the preceding sentence.

5. Confidential Information Obligations.

5.1 Confidential Information Agreement. As a condition of employment, and in consideration for the benefits provided for in this Agreement, Executive agrees to execute and abide by the Company’s Employee Confidential Information and Inventions Assignment Agreement (the “Confidential Information Agreement”) attached hereto as Exhibit A. In addition, Executive agrees to abide by the Company’s policies and procedures, as may be modified from time to time within the Company’s discretion.

5.2 Third-Party Agreements and Information. Executive represents and warrants that Executive’s employment by the Company does not conflict with any prior employment or consulting agreement or other agreement with any third party, and that Executive will perform Executive’s duties to the Company without violating any such agreement. Executive represents and warrants that Executive does not possess confidential information arising out of prior employment, consulting, or other third party relationships, that would be used in connection

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with Executive’s employment by the Company, except as expressly authorized by that third party. During Executive’s employment by the Company, Executive will use in the performance of Executive’s duties only information that is generally known and used by persons with training and experience comparable to Executive’s own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Company or by Executive in the course of Executive’s work for the Company.

6. Outside Activities and Non-Competition During Employment.

6.1 Outside Activities. Except with the prior written consent of the Company’s Chief Executive Officer, Executive will not during the term of Executive’s employment with the Company undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor. Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Executive’s duties hereunder. Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

6.2 Non-Competition During Employment. Throughout Executive’s employment with the Company, Executive will not, without the express written consent of the Chief Executive Officer, directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint venture, associate, representative or consultant of any person or entity engaged in, or planning or preparing to engage in, business activity competitive with any line of business engaged in (or planned to be engaged in) by the Company or its affiliates; provided, however, that Executive may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange.

7. Termination of Employment; Severance Benefits.

7.1 At-Will Employment. Executive’s employment relationship is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without cause or advance notice.

7.2 Severance Benefits. Executive will be eligible for severance and change in control benefits under the terms and conditions of the Company’s Change in Control and Severance Benefit Plan (the “Severance Plan”), pursuant to the Severance Plan terms as may be in effect and as may be amended from time to time, and Executive’s Participation Agreement under the Severance Plan, if and as executed by and between Executive and the Company.

8. Section 409A. It is intended that all of the severance benefits and other payments payable under this Agreement or the Severance Plan satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Code Section 409A (including, without limitation, for purposes of

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Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to Executive prior to the earliest of (i) the expiration of the six-month and one day period measured from the date of Executive’s Separation from Service with the Company, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 8 shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. If the Company determines that any severance benefits constitute “deferred compensation” under Section 409A, for purposes of determining the schedule for payment of the severance benefits, the effective date of the Release will not be deemed to have occurred any earlier than the sixtieth (60th) date following the Separation From Service, regardless of when the Release actually becomes effective. In addition to the above, to the extent required to comply with Section 409A and the applicable regulations and guidance issued thereunder, if the applicable deadline for Executive to execute (and not revoke) the applicable Release spans two calendar years, payment of the applicable severance benefits shall not commence until the beginning of the second calendar year. To the extent required to avoid accelerated taxation and/or tax penalties under Code Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not effect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to any such payment.

9. Section 280G.

If any payment or benefit Executive will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment pursuant to this Agreement or otherwise (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in

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Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

Unless Executive and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the change in control transaction triggering the Payment shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change in control transaction, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company within 15 calendar days after the date on which Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Executive or the Company) or such other reasonable time as requested by Executive or the Company.

If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this Section and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive shall promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of the first paragraph of this Section so that no portion of the remaining Payment is subject to the Excise Tax). For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) in the first paragraph of this Section, Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence

10. Indemnification. Executive shall be entitled to indemnification with respect to Executive’s services provided hereunder pursuant to Delaware law, the terms and conditions of the Company’s certificate of incorporation and/or by-laws, and the Company’s standard indemnification agreement for directors and officers as executed by the Company and Executive.

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Executive shall be entitled to coverage under the Company’s Directors’ and Officers’ (“D&O”) insurance policies that it may hold now or in the future to the same extent and in the same manner (i.e., subject to the same terms and conditions) to which the Company’s other executive officers are entitled to coverage under any of the Company’s D&O insurance policies.

11. Dispute Resolution. To ensure the timely and economical resolution of disputes that may arise between Executive and the Company, both Executive and the Company mutually agree that pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16 (the “FAA”), and to the fullest extent permitted by applicable law, Executive and the Company will submit solely to final, binding and confidential arbitration any and all disputes, claims, or causes of action arising from or relating to: (i) the negotiation, execution, interpretation, performance, breach or enforcement of this Agreement; or (ii) Executive’s employment with the Company (including but not limited to all statutory claims); or (iii) the termination of Executive’s employment with the Company (including but not limited to all statutory claims). BY AGREEING TO THIS ARBITRATION PROCEDURE, BOTH EXECUTIVE AND THE COMPANY WAIVE THE RIGHT TO RESOLVE ANY SUCH DISPUTES THROUGH A TRIAL BY JURY OR JUDGE OR THROUGH AN ADMINISTRATIVE PROCEEDING. The arbitrator shall have the sole and exclusive authority to determine whether a dispute, claim or cause of action is subject to arbitration under this Section and to determine any procedural questions which grow out of such disputes, claims or causes of action and bear on their final disposition. All claims, disputes, or causes of action under this Section, whether by Executive or the Company, must be brought solely in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences in this Section are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. Any arbitration proceeding under this Section shall be presided over by a single arbitrator and conducted by JAMS, Inc. (“JAMS”) in San Diego, California, or as otherwise agreed to by Executive and the Company, under the then applicable JAMS rules for the resolution of employment disputes (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). Executive and the Company both have the right to be represented by legal counsel at any arbitration proceeding, at each party’s own expense. The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute; (ii) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (iii) be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the amount of court fees that would be required of Executive if the dispute were decided in a court of law. This Section shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, sexual assault disputes and sexual harassment disputes as defined in the FAA, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and such applicable law is not preempted by the FAA or otherwise invalid (collectively, the “Excluded Claims”). In the event Executive intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court,

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while any other claims will remain subject to mandatory arbitration. Nothing in this Section is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any final award in any arbitration proceeding hereunder may be entered as a judgment in the federal and state courts of any competent jurisdiction and enforced accordingly.

12. General Provisions.

12.1 Notices. Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at the address as listed on the Company payroll.

12.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.

12.3 Waiver. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

12.4 Complete Agreement. This Agreement, together with the Confidential Information Agreement, constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof and is the complete, final, and exclusive embodiment of the Company’s and Executive’s agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes and replaces any other agreements or promises made to Executive by anyone concerning Executive’s employment terms, compensation or benefits, whether oral or written. It cannot be modified or amended except in a writing signed by a duly authorized officer of the Company, with the exception of those changes expressly reserved to the Company’s discretion in this Agreement.

12.5 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but both of which taken together will constitute one and the same Agreement.

12.6 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

12.7 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of Executive’s duties hereunder and Executive may not assign any of Executive’s rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

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12.8 Tax Withholding. All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities. Executive acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement. Executive has had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to this Agreement.

12.9 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.

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IN WITNESS WHEREOF, this Agreement shall be effective as of the Effective Date.

ARS PHARMACEUTICALS, INC.

By:	/s/ Richard Lowenthal
Richard Lowenthal
Chief Executive Officer

EXECUTIVE

/s/ Donn Casale
Donn Casale

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

Exhibit A

Employee Confidential Information and Inventions Assignment Agreement

(separately attached)